Exhibit 99
Annual CEO Certification
(Section 303A.12(a))
As the Chief Executive Officer of Atmos Energy Corporation, and as required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual, I hereby certify that as of the date hereof I am not aware of any violation by the Company of NYSE’s Corporate Governance listing standards, other than has been notified to the Exchange pursuant to Section 303A.12(b) and disclosed as Exhibit H to the Company’s Section 303A Annual Written Affirmation.

By:	/s/ ROBERT W. BEST

Print Name:	Robert W. Best

Title:	President, Chairman and CEO

Certification is:	Without Qualification

Date:	February 15, 2006